Exhibit 10.22

[Recipient’s Name]

DEFERRED STOCK AGREEMENT

OMNOVA SOLUTIONS INC.

[Date]

AGREEMENT, made in Fairlawn, Ohio as of                      , 20         (the “Date of Grant”) between OMNOVA Solutions Inc., an Ohio corporation (“Company”) and the undersigned nonemployee director of the Company (“Director”).

WHEREAS, the Company desires to increase Director’s identification with the interests of its shareholders and compensate Director for service on the Board of Directors of the Company (“Board”) by awarding to Director the right to receive                          (            ) shares of OMNOVA Solutions Inc. Common Stock, $0.10 par value per share (the “Deferred Shares”), subject to the conditions and restrictions set forth in this Deferred Stock Agreement (“Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement and for other good and valuable consideration, the parties hereto agree as follows:

1. Award of Shares. As consideration for services to be rendered as a member of the Board, the Company will issue in the name of the Director the Deferred Shares, which shall be issued to the Director upon the later of (x) one year following the Date of Grant and (y) the Director’s Separation from Service with the Board (as determined under paragraph 5 of this Agreement), subject to the terms of this Agreement. The time period between the Date of Grant and the later of (x) one year following the Date of Grant and (y) the Director’s Separation from Service with the Board shall be referred to as the “Deferral Period.” Notwithstanding the foregoing, (a) in the event the nonemployee Director has become an employee of the Company after the date of this Agreement (but is not a “key employee” as defined below), the Deferred Shares shall not be issued until the later of the date of the Director’s Separation from Service with the Board or the date of the Director’s Separation from Service as an employee of the Company; and (b) in the event that the Director is a key employee, as defined under Internal Revenue Code (“Code”) § 416(i), as of the date of the Director’s Separation from Service with the Board, the Deferred Shares shall be issued to the Director on the date that is 6 months following the later of (i) the Director’s Separation from Service with the Board, or (ii) the Director’s Separation from Service with the Company as an employee (as determined under paragraph 5 of this Agreement); provided that in no event shall the Deferred Shares be issued sooner than one year following the Date of Grant.

2. Shareholder Rights. During the Deferral Period, the Director shall have no rights of ownership in the Deferred Shares and shall have no right to vote them.

3. Automatic Dividend Reinvestment. As to the Deferred Shares awarded hereunder, the Director shall be enrolled automatically in OMNOVA’s dividend reinvestment program, pursuant to the standard terms and conditions of participation. Additional shares of OMNOVA common stock accumulated pursuant to the dividend reinvestment feature shall be subject to the Deferral Period and shall vest, and the Deferral Period shall terminate, upon the later of (x) one year following the Date of Grant and (y) the Director’s Separation of Service with the Board in accordance with paragraph 5 hereof. Any OMNOVA common stock accumulated pursuant to this paragraph 3 shall be issued to the Director at the same time as occurs the issuance of the Deferred Shares pursuant to paragraph 1 of this Agreement.

4. Adjustments. Deferred Shares issued pursuant to this Agreement and held by the Company during the Deferral Period will be subject to the same adjustment, if any, accorded to all other outstanding shares in the event of (i) any change in the total number of shares of common stock of the Company outstanding or the number or kind of securities into which shares have been changed, (ii) any reorganization or change in the Company’s capital structure, or (iii) any other transaction or event having an effect similar to the foregoing.

5. Vesting.

(a) Unless vesting is accelerated pursuant to paragraphs 6 or 9 hereof, the Director’s rights to receive the Deferred Shares, as well as any OMNOVA common stock accumulated pursuant to the dividend reinvestment feature under paragraph 3 of this Agreement, shall vest irrevocably, and the Deferral Period shall terminate, upon the later of (x) one year following the Date of Grant and (y) the Director’s Separation from Service with the Board; provided, however, that if the Director’s Separation from Service with the Board occurs on or before June 30th in the same calendar year as the Date of Grant, then one-half of the Deferred Shares will be forfeited and Director shall only be entitled to receive the remaining one-half of the Deferred Shares upon vesting. Notwithstanding the foregoing, (i) in the event the nonemployee Director has become an employee of the Company after the date of this Agreement (but is not a “key employee” as defined below), the Deferred Shares shall not be issued until the later of (x) one year following the Date of Grant, (y) the date of the Director’s Separation from Service with the Board, or (z) the date of the Director’s Separation from Service as an employee of the Company; and (ii) in the event that the Director is a key employee, as defined under Code § 416(i), as of the date of the Director’s Separation from Service with the Board, the Director’s rights to receive the Deferred Shares, as well as any OMNOVA common stock accumulated pursuant to the dividend reinvestment feature under paragraph 3 of this Agreement, shall vest irrevocably upon the date that is 6 months following the later of (A) the Director’s Separation from Service with the Board, or (B) the Director’s Separation from Service with the Company as an employee (as determined under paragraph 5 of this Agreement); provided that in no event shall the Director’s rights to receive the Deferred Shares vest sooner than one year following the Date of Grant.

(b) For purposes of this Agreement, and in accordance with Code § 409A, the Director’s “Separation from Service with the Board” shall occur upon the effective date of the Director’s termination of membership on the Board. For purposes of this Agreement, and in accordance with Code § 409A, the Director’s “Separation from Service with the Company as an employee” shall have the same meaning as “separation from service” as defined in Treas. Reg. § 1.409A-1(h)(1).

6. Change in Control.

(a) Notwithstanding paragraph 5 above, the ownership of the Shares awarded hereby shall automatically vest, the Deferral Period shall terminate, all restrictions shall lapse and delivery to Director of certificate(s) representing such Shares shall occur immediately, if at any time during the Deferral Period a Change in Control (as defined herein) shall occur.

(b) For purposes of this Agreement, “Change in Control” shall mean the occurrence during the term of this Agreement of any of the following events:

(i) Within the meaning of Treasury Regulation § 1.409A-3(i)(5)(v), any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; or

(ii) Within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vi), any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or

(iii) Within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vi), a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iv) Within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vii), any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

7. Restrictions on Transfer. During the Deferral Period, the Deferred Shares may not be sold, transferred, pledged, assigned, alienated or hypothecated, or otherwise transferred to another person whether by operation of law or otherwise, except by will, the laws of descent and distribution, or a qualified domestic relations order.

8. Beneficiary Designation. Director may designate any beneficiary or beneficiaries (contingently or successively) to whom Deferred Shares are to be transferred if Director dies during the Deferral Period, and may at any time revoke or change any such designation. Absent such designation, any Deferred Shares which are due to Director under this Agreement upon Director’s death will be payable to Director’s estate. The designation of a Beneficiary will be effective only when Director has delivered a completed Designation of Beneficiary form to the Company’s Secretary. A successive designation of Beneficiary will revoke a prior designation.

9. Termination Due to Death or Disability. If Director separates from service with the Board by reason of his or her death, or if Director experiences a disability, Deferred Shares not already vested, if any, shall automatically vest, the Deferral Period shall terminate, and all restrictions shall lapse. For purposes of this Agreement, “disability” shall mean that the Director is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 6 months under an accident and health plan covering Company’s employees. For purposes of this Agreement, the Director shall be deemed to be disabled if determined to be totally disabled by the Social Security Administration or a disability insurance program sponsored by the Company (assuming that such disability insurance program’s definition of disability meets the requirements of either subparagraph (a) or (b) of this paragraph 9).

10. Disputes. The Compensation and Corporate Governance Committee shall have full and exclusive authority to determine all disputes and controversies concerning the interpretation of this Agreement by a majority vote of the Committee (with any disputing Director abstaining).

11. Notices. All written notices and communications directed to the Company pursuant to this Agreement must be addressed to OMNOVA Solutions Inc., 175 Ghent Road, Fairlawn, Ohio 44333-3300; Attention: Secretary. All communications directed to Director pursuant to this Agreement will be mailed to the Director’s current address as recorded on the payroll records of the Company.

12. Governing Law. To the extent not preempted by federal law, this Agreement will be governed by and interpreted in accordance with the laws of the State of Ohio.

IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized officer of the Company and by the Director as of the 18th day of March 2009.

OMNOVA Solutions Inc.

By:
Kevin M. McMullen Chairman and Chief Executive Officer

Agreed to and accepted:

Director Signature*

Sign and return one copy by                              , 20         to OMNOVA Solutions Inc., 175 Ghent Road, Fairlawn, Ohio 44333-3300; Attention: Secretary.